UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 2, 2011 (August 23, 2011)

Neah Power Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors Cash Compensation Plan

On August 23, 2009, the Board of Directors (the “Board”) of the Registrant, Neah Power Systems, Inc. (the “Company”), approved a Cash Compensation Plan (the “Plan”) for the directors of the Board to be administered by the Compensation Committee of the Board.  The Plan is effective as of August 23, 2011 and covers current members of the Board. Cash compensation will accrue effective from the date that the director joined the Board, but no earlier than June 1, 2009 and, with the exception of retainer compensation, will be pro-rated based on attendance at Board and Board Committee meetings. The effectiveness of the Plan and the payment of compensation is conditional upon the Company receiving cash in the amount of at least $1,500,000 either by direct outside investment into the Company or from sales or licensing revenues received by the Company.

The cash compensation plan for participation on the Board is described in the schedule attached hereto as Exhibit 10.1 and is incorporated by reference into this Current Report on Form 8-K.

Director, Officer, and Employee Sales Incentive Plan

On August 25, 2011, the Board also approved a Director, Officer, and Employee Sales Incentive Plan (Sales Incentive Plan) in order to provide incentives to generate revenues, recognize efforts during difficult financial circumstances, and encourage retention of Company officers and staff members. The compensation under the Sales Incentive Plan will be based on product sales, licensing, customer engagements or grants up to a maximum of $50,000,000 generated by the Company during the period August 25, 2011 through August 24, 2014. The compensation will be earned ratably on those sales and will be payable upon the accounting recognition and receipt of cash for qualifying sales (the “Receipts”). The compensation under the Sales Incentive Plan will be in both cash and options to purchase the Company’s stock.

Total cash compensation for all participants will be no more than 15% of the Receipts. The cash compensation for individual participants shall be calculated by multiplying the Receipts by the percentage assigned to each participant according to Table 1 of the Sales Incentive Plan.

The total number of options available under the Sales Incentive Plan shall be calculated by multiplying the maximum qualifying sales value ($20,000,000) by 15% and then dividing the result by $0.01 (the “Floor Price”).  As of the Effective date of the Sales Incentive Plan, options will be issued to the participants named specifically in Table 1 according to the percentage assigned to each participant and with an exercise price equal to the Floor Price. Options to any additional director and officer participants and individual employees will be issued upon approval of the awards by the Board of Directors and will have an exercise price equal to the closing market price of the Company’s Common Stock on the date of such approval or the Floor Price, whichever is greater. The awards will vest upon Receipts. The vesting of option awards issued in an aggregate amount over 150 million will also be conditional upon an increase to the number of authorized shares of the Company’s Common Stock in a quantity large enough to accommodate the additional options. In addition, the vesting of options, in total, for the Sales Incentive Plan will be limited at any given time to no more than 35% of the number of fully diluted shares of Common Stock of the Company at that time. Any limitations to vesting under the Sales Incentive Plan will be applied proportionately to the individual Sales Incentive Plan participants.

The terms of the Sales Incentive Plan described here are only a summary of this document and is qualified in its entirety by reference to the Sales Incentive Plan which is attached hereto as Exhibit 10.2 and is incorporated by reference into this Current Report on Form 8-K.

The Compensation Plan for the Board of Directors and the Director, Officer, and Employee Sales Incentive Plan are administered by and interpreted by the Compensation Committee of the Board, who retains the right to make modifications to the plan and guidelines.

Item 9.01   Financial Statements and Exhibits

(a)            Not applicable.

(b)            Not applicable.

(c)            Not applicable.

(d)            Exhibits.

Exhibit No.	Description

10.1	Schedule Cash Compensation Plan for the Directors of the Board
10.2	Director, Officer, and Employee Sales Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date: September 2, 2011